Exhibit 99.1

CONTACT:

VIVUS, Inc.	Investor Relations:	The Trout Group
Timothy E. Morris		Brian Korb
Chief Financial Officer		bkorb@troutgroup.com
650-934-5200		646-378-2923

VIVUS Reports 2011 Fourth Quarter and Full-Year Financial Results

MOUNTAIN VIEW, Calif., February 28, 2012 VIVUS, Inc. (NASDAQ: VVUS), a biopharmaceutical company dedicated to the development and commercialization of novel therapeutic products, today reported its financial results for the fourth quarter and year ended December 31, 2011.

Fourth Quarter Results

In the fourth quarter of 2011, we reported a net loss from continuing operations of $12.0 million, or $0.14 net loss per share, and net income from discontinued operations of $580,000, or $0.01 net income per share, and total net loss of $11.5 million, or $0.13 net loss per share. In the fourth quarter of 2010, we reported a net loss from continuing operations of $19.1 million, or $0.23 net loss per share, and net income from discontinued operations of $12.6 million, or $0.15 net income per share, and total net loss of $6.5 million, or $0.08 net loss per share.

The decrease in the loss from continuing operations from the fourth quarter 2011 compared to 2010 is the result of decreased research and development spending on Qnexa® for obesity and avanafil for erectile dysfunction, decreased general and administrative expense primarily due to lower Qnexa pre-commercialization expenses, and in the fourth quarter 2010 the loss on early extinguishment of debt of $6.0 million in conjunction with the MUSE sale.

In November 2010, we sold MUSE and the related assets resulting in a $13.7 million gain from discontinued operations in the quarter ended December 31, 2010.

Year End Results

For the year ended December 31, 2011, the net loss from continuing operations was $47.0 million, or $0.56 net loss per share, and the net income from discontinued operations was $886,000, or $0.01 net income per share, and total net loss of $46.1 million, or $0.55 net loss per share. For the year ended December 31, 2010, we reported a net loss from continuing operations of $75.4 million, or $0.93 net loss per share, net income from discontinued operations was $9.4 million, or $0.11 net income per share, and total net loss of $66.1 million, or $0.82 net loss per share.

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040   Tel 650-934-5200   Fax 650-934-5389  www.vivus.com

For the year ended December 31, 2011, the decreased net loss from continuing operations, as compared to the year ended December 31, 2010, results primarily from reduced research and development spending on Qnexa for obesity and avanafil for erectile dysfunction.  In addition, general and administrative expenses were lower in the year ended December 31, 2011, as compared to the prior year, mainly due to reduced pre-commercialization spending for Qnexa. Also included in the net loss from continuing operations is a $6.0 million loss on the early extinguishment of long-term debt repaid in conjunction with the MUSE sale in the year ended December 31, 2010.

Cash, Cash Equivalents and Available-for-Sale Securities

VIVUS had cash, cash equivalents and available-for-sale securities (U.S. Treasuries) of $146.8 million at December 31, 2011, as compared to $139.2 million at December 31, 2010.  The increase in cash, cash equivalents and available-for-sale securities of $7.6 million for the year is primarily the net result of cash provided by financing activities and used for operating activities. Included in the financing activities are $2.6 million in net proceeds from common stock option exercises and 1994 Employee Stock Purchase Plan purchases and $45.3 million in net proceeds from a registered direct offering of our common stock during the year ended December 31, 2011.

“In 2011, we advanced the development programs with the resubmission of the NDA for Qnexa for obesity and the submission of the NDA for avanafil. The recent positive vote of the Advisory Committee of the FDA for Qnexa is another step forward in the development process,” stated Leland Wilson, chief executive officer of VIVUS. “If Qnexa is approved, we look forward to providing a pharmaceutical option to those suffering from obesity and the resulting health consequences.”

Qnexa Regulatory Update

On February 22, 2012, the U.S. Food and Drug Administration Endocrinologic and Metabolic Drugs Advisory Committee recommended Qnexa be granted marketing approval by the FDA for the treatment of obesity in adults. The Committee voted 20 to 2, based on a favorable benefit-risk profile. The FDA is not bound by the recommendations of its advisory committees, but will consider the guidance during the review of the New Drug Application (NDA) that was submitted for Qnexa in October 2011. The scheduled Prescription Drug User Fee Act (PDUFA) date for Qnexa is April 17, 2012.

In the first quarter of 2012, we received the 180-Day LOI from the Committee for Medicinal Products for Human Use (CHMP) for the Qnexa Marketing Authorization Application for the European Union. The 180-day LOI contained requests for additional information including risk minimization activities (the equivalent of REMS in the US) to address various issues relating to cardiovascular, neuropsychiatric and potential teratogenic effects of Qnexa. In addition, we were asked to discuss the benefit/risk of the different doses of Qnexa, its potential use in different patient populations, and the expected long-term benefit of treatment with Qnexa. In order to perform additional analyses to allow further insights into the data as previously presented, we have requested and have been granted a two-month extension to respond.  We anticipate responding to the 180-day LOI in the second quarter of 2012.

About VIVUS

VIVUS is a biopharmaceutical company developing therapies to address obesity, sleep apnea, diabetes and male sexual health.  The company’s lead investigational product in clinical development, Qnexa, has completed phase 3 clinical trials for the treatment of obesity and is currently being considered for approval by US and EU regulators.  VIVUS received a Complete Response Letter, or CRL, to the initial Qnexa NDA on October 28, 2010.  We resubmitted the Qnexa NDA in October 2011, with an FDA action date of April 17, 2012.  In January 2012, we received the 180-day LOI from the CHMP. In order to perform additional analyses to allow further insights into the data as previously presented, we requested and have received an extension to respond and we plan to submit in the second quarter of 2012.

Qnexa is also in phase 2 clinical development for the treatment of type 2 diabetes and obstructive sleep apnea.  In the area of sexual health, VIVUS has submitted an NDA for avanafil, a PDE5 inhibitor being studied for the treatment of erectile dysfunction, with an FDA action date of April 29, 2012.  For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,”  “expect,” “intend,”  “likely,” “may,” “plan,” “potential,” “predict,” “opportunity” and “should,” among others.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, the response from the United States Food and Drug Administration, or FDA, to our resubmission of the New Drug Application, or NDA, for Qnexa for the treatment of obesity, including weight loss and maintenance of weight loss, recommended for obese patients (BMI >30 kg/m2), or overweight patients (BMI >27 kg/m2) with weight-related co-morbidities such as hypertension, type 2 diabetes, dyslipidemia, or central adiposity (abdominal obesity), with a contraindication that excludes the use of Qnexa by women who are pregnant; the timing and final results of the retrospective observational study of fetal outcomes in infants born to mothers exposed to topiramate during pregnancy, or FORTRESS; the reliability of the electronic medical claims healthcare databases used in FORTRESS; the FDA’s interpretation of and agreement with the information VIVUS submitted relating to teratogenicity and cardiovascular safety; the FDA’s interpretation of the data from our SEQUEL study (OB-305) and Sleep Apnea study (OB-204); that we may be required to provide further analysis of clinical trial data; our response to questions and requests for additional information including additional pre-clinical or clinical studies from the European Medicines Agency, or EMA, and the CHMP of the Marketing Authorization Application, or MAA, for Qnexa; the results of external studies to assess the teratogenic risk of topiramate; results of the upcoming advisory meeting on cardiovascular assessment for obesity drugs; whether or not the FDA chooses to follow the recommendation of the second advisory committee in its vote in favor of approval of Qnexa; the impact, if any, of the agreement and initiation by one of our competitors with an obesity compound to conduct or complete a cardiovascular outcomes study pre-approval; impact on future sales based on specific indication and contraindications contained in the label and extent of the Risk Evaluation and Mitigation Strategy, or REMS and distribution system for Qnexa, if approved; the FDA’s response to the NDA filed for avanafil; our ability to successfully commercialize or establish a marketing partnership for avanafil or our partner’s ability to obtain and maintain regulatory approval to manufacture and adequately supply avanafil for commercial use; our history of losses and variable quarterly results; substantial competition; risks related to the failure to protect our intellectual property and litigation in which we may become involved; uncertainties of government or third party payer reimbursement; our reliance on sole source suppliers; our limited sales and marketing efforts and our reliance on third parties; failure to continue to develop innovative investigational drug candidates and drugs; risks related to the failure to obtain FDA or foreign authority clearances or approvals and noncompliance with FDA or foreign authority regulations; our ability to demonstrate through clinical testing the safety and effectiveness of our investigational drug candidates; our dependence on the performance of our collaborative partners; the timing of initiation and completion of clinical trials and submissions to the FDA or foreign authorities; the volatility and liquidity of the financial markets; our liquidity and capital resources; our expected future revenues, operations and expenditures; and our ability to successfully create a commercial infrastructure in the United States to launch Qnexa, if approved, on our own.  As with any pharmaceutical in development, there are significant risks in the development, the regulatory approval, and commercialization of new products. There are no guarantees that our response to the FDA’s CRL or CHMP’s 180-day list of outstanding issues, the FDA’s requests stemming from the end-of-review meeting or the results of FORTRESS and subsequent meetings and communications will be sufficient to satisfy the FDA or CHMP’s safety concerns, that the FDA or foreign authorities will not require us to conduct any additional prospective studies or retrospective observational studies, that we will be able to agree with the FDA on the details of the REMS, the cardiovascular outcomes study or the label for Qnexa, or that any product will receive regulatory approval for any indication or prove to be commercially successful.  VIVUS does not undertake an obligation to update or revise any forward-looking statements.  Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ending December 31, 2011, and periodic reports filed with the Securities and Exchange Commission.

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VIVUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31	December 31	December 31	December 31
	2011	2010	2011	2010*
	(unaudited)	(unaudited)	(unaudited)
Operating expenses:
Research and development	$5,351	$6,093	$24,604	$39,971
General and administrative	6,538	7,018	22,472	25,656

Total operating expenses	11,889	13,111	47,076	65,627

Loss from operations	(11,889)	(13,111)	(47,076)	(65,627)

Interest and other income (expense), net of loss on early extinguishment of debt	30	(6,000)	240	(9,798)

Loss from continuing operations before income taxes	(11,859)	(19,111)	(46,836)	(75,425)

Provision for income taxes	(184)	(8)	(190)	(9)

Net loss from continuing operations	(12,043)	(19,119)	(47,026)	(75,434)

Net income from discontinued operations	580	12,608	886	9,369

Net loss	$(11,463)	$(6,511)	$(46,140)	$(66,065)

Basic and diluted net income (loss) per share:
Continuing operations	$(0.14)	$(0.23)	$(0.56)	$(0.93)
Discontinued operations	0.01	0.15	0.01	0.11
Net loss per share	$(0.13)	$(0.08)	$(0.55)	$(0.82)

Shares used in per share computation:
Basic and diluted	88,921	81,288	84,392	81,017

*The Condensed Consolidated Statement of Operations at December 31, 2010 has been derived from the Company’s audited financial statements at that date.

VIVUS, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value amount)

	December 31	December 31
	2011	2010*
	(unaudited)
Current assets:
Cash and cash equivalents	$39,554	$37,216
Available-for-sale securities	107,282	101,970
Inventories	3,107	3,225
Prepaid expenses and other assets	1,793	1,648
Current assets of discontinued operations	—	6
Total current assets	151,736	144,065
Property and equipment, net	320	221
Total assets	$152,056	$144,286

Current liabilities:
Accounts payable	$2,940	$2,395
Accrued and other liabilities	6,392	6,377
Current liabilities of discontinued operations	1,640	3,512
Total current liabilities	10,972	12,284

Commitments and contingencies

Stockholders’ equity:
Common stock; $.001 par value; shares authorized 200,000; shares outstanding - 88,975 at December 31, 2011; 81,568 at December 31, 2010, respectively	89	82
Additional paid-in capital	487,235	432,041
Accumulated other comprehensive income	25	4
Accumulated deficit	(346,265)	(300,125)
Total stockholders’ equity	141,084	132,002
Total liabilities and stockholders’ equity	$152,056	$144,286

*The Condensed Consolidated Balance Sheet at December 31, 2010 has been derived from the Company’s audited financial statements at that date.